Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

among

MANYCAM ULC,

2434936 ALBERTA ULC,

VISICOM MEDIA INC.,

and

PALTALK, INC., SOLELY WITH RESPECT TO ITS OBLIGATIONS UNDER SECTION 2.4(g)

Dated as of June 9, 2022

TABLE OF CONTENTS

Article I DEFINITIONS		1

Article II PURCHASE AND SALE OF THE PURCHASED SECURITIES; PURCHASE PRICE; CLOSING		1

2.1	Purchase and Sale of the Purchased Securities	1
2.2	Purchase Price	2
2.3	Payment of the Cash Payment	2
2.4	Potential Earn-Out Payment	2
2.5	Further Conveyances	5
2.6	Closing Date.	5
2.7	Seller’s and the Company’s Deliveries on the Closing Date	5
2.8	Purchaser’s Deliveries on the Closing Date	6
2.9	Closing Order	6

Article III REPRESENTATIONS AND WARRANTIES RELATING TO SELLER		6

3.1	Organization; Authorization of Agreement	6
3.2	Conflicts; Consents of Third Parties	7
3.3	Ownership and Transfer of the Purchased Securities	7
3.4	Litigation	7
3.5	Financial Advisors	7
3.6	Non-Resident	7
3.7	No Other Representations; Disclaimer	7

Article IV REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY		8

4.1	Organization and Good Standing	8
4.2	Authorization of Agreement	8
4.3	Conflicts; Consents of Third Parties	8
4.4	Capitalization	9
4.5	No Subsidiaries	10
4.6	No Undisclosed Liabilities	10
4.7	Absence of Certain Developments	10
4.8	Taxes	10
4.9	Title to Assets; Tangible Personal Property	12
4.10	Real Property	12
4.11	Intellectual Property	12
4.12	Material Contracts	15
4.13	Employee Benefit Plans	16
4.14	Labor	17
4.15	Litigation	17
4.16	Compliance with Laws; Permits	17
4.17	Environmental Matters	17
4.18	Related Person Transactions	17
4.19	Customer Database and Suppliers	18
4.20	Financial Advisors	18
4.21	Disclosure	18

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4.22	Investment Canada Act.	18
4.23	No Other Representations; Disclaimer	18

Article V REPRESENTATIONS AND WARRANTIES OF PURCHASER		19

5.1	Organization and Good Standing	19
5.2	Authorization of Agreement	19
5.3	Conflicts; Consents of Third Parties	19
5.4	Litigation	19
5.5	Investment Intention	19
5.6	Financial Advisors	20
5.7	Investment Canada Act.	20

Article VI COVENANTS		20

6.1	Non-Competition; Non-Solicitation; Confidentiality	20
6.2	Publicity	22
6.3	Use of Name	22
6.4	Releases	22
6.5	Tax Matters	23
6.6	Further Assurances	24

Article VII INDEMNIFICATION		24

7.1	Survival of Representations, Warranties and Covenants	24
7.2	Indemnification	25
7.3	Indemnification Procedures	26
7.4	Limitations on Indemnification for Breaches of Representations and Warranties	27
7.5	Indemnity Payments; Right to Setoff.	28
7.6	Tax Matters	28
7.7	Tax Treatment of Indemnity Payments	29

Article VIII MISCELLANEOUS		29

8.1	Expenses	29
8.2	Specific Performance	29
8.3	Submission to Jurisdiction; Consent to Service of Process	29
8.4	Entire Agreement; Amendments and Waivers	30
8.5	Governing Law	30
8.6	Notices	30
8.7	Severability	31
8.8	Binding Effect; Assignment	31
8.9	Non-Recourse	32
8.10	Counterparts	32
8.11	Waiver of Jury Trial	32
8.12	Other Definitional and Interpretive Matters	32
8.13	General Consent to Transaction	33

ii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) dated as of June 9, 2022, is being entered into by and among ManyCam ULC, an unlimited liability company incorporated under the laws of the Province of Alberta (“Purchaser”), Visicom Media Inc., a Canadian corporation (“Seller”), 2434936 Alberta ULC, an unlimited liability company incorporated under the laws of the Province of Alberta (the “Company”), and, solely with respect to its obligations set forth in Section 2.4(g), Paltalk, Inc., a Delaware corporation (the “Guarantor”). Seller and Purchaser are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

A. Prior to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (i) Seller formed the Company as a wholly-owned subsidiary, and (ii) thereafter, pursuant to that the terms of that certain Agreement of Sale (the “Contribution Agreement”), dated as of June 9, 2022, by and between Seller and the Company, Seller contributed to the Company all of the assets related to, or used by Seller in connection with, the Business (other than the Excluded Contracts (as defined herein)) described therein, whether tangible or intangible, including, but not limited to, (a) all software and related source code, (b) all customer lists, customer relationships and all associated customer information, (c) contracts with contractors and suppliers, (d) brand names, trade secrets, trademarks, trade names, designs, copyrights, websites, and all URLs, and (e) the goodwill and Intellectual Property associated with each of the foregoing (clauses (a)-(e), collectively and, in each case, as more fully described in the Contribution Agreement, the “Conveyed Assets”);

B. Pursuant to the terms and conditions set forth herein, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the issued and outstanding shares in the capital of the Company (the “Purchased Securities”); and

C. The recitals set forth above, inclusive and alone, are incorporated herein by reference and made a material part of this Agreement.

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I
DEFINITIONS

The terms defined in Exhibit A, whenever used herein, shall have the meanings set forth on Exhibit A for all purposes of this Agreement. The definitions on Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.

Article II
PURCHASE AND SALE OF THE PURCHASED SECURITIES; PURCHASE PRICE; CLOSING

2.1 Purchase and Sale of the Purchased Securities. Upon the terms contained herein, Seller hereby sells, transfers and assigns to Purchaser, free and clear of any Liens (except Permitted Exceptions), and Purchaser hereby purchases or otherwise accepts from Seller, the Purchased Securities, together with all rights and advantages attaching thereto (the “Sale Transaction”).

2.2 Purchase Price. The aggregate consideration for the purchase and sale of the Purchased Securities shall be (a) an amount in cash equal to the Cash Payment and (b) the Earn-Out Payment (together with the Cash Payment, collectively, the “Purchase Price”).

2.3 Payment of the Cash Payment. At the Closing, the aggregate amount of the Purchase Price to be paid by Purchaser to Seller, which amount shall be paid by wire transfer of immediately available funds into an account or accounts designated by Seller in writing not fewer than two (2) Business Days prior to the Closing Date, shall be an amount in cash (the “Cash Payment”) equal to $2,700,000.

2.4 Potential Earn-Out Payment.

(a) General. Subject to the terms and limitations of this Section 2.4, if the Business, as incorporated into the business of Purchaser upon the consummation of the Transactions (the “Acquired Business”) meets or exceeds the standards described in this Section 2.4, Purchaser shall pay to Seller the additional purchase price payment described in Section 2.4(b) (the “Earn-Out Payment”). Notwithstanding anything to the contrary in this Agreement, the rights of Seller under this Section 2.4 are a non-transferable contract right and may not be transferred or assigned to any other Person.

(b) Calculation of the Earn-Out Amount.

(i)   Earn-Out Floor. Seller shall not be entitled to a Earn-Out Payment with respect to the Earn-Out Period if the Gross Sales for the Earn-Out Period are equal to or less than $600,000 (the “Gross Sales Floor”).

(ii) Earn-Out Thresholds. In the event that Gross Sales with respect to the Earn-Out Period are greater than the Gross Sales Floor, the Earn-Out Payment, subject to the provisions of Article VII, shall be as follows:

(A)  if the Gross Sales with respect to the Earn-Out Period are greater than $800,000, the Earn-Out Payment shall be $600,000;

(B)  if the Gross Sales with respect to the Earn-Out Period are greater than $700,000 but less than $800,000, the Earn-Out Payment shall be $300,000; and

(C)  if the Gross Sales with respect to the Earn-Out Period are greater than the Gross Sales Floor but less than $700,000, the Earn-Out Payment shall be $150,000.

(c) Procedures.

(i)   Earn-Out Calculation Statement. Within fifteen (15) days after February 1, 2023, Purchaser shall prepare and deliver to Seller a written statement (an “Earn-Out Calculation Statement”) setting forth in reasonable detail its determination of Gross Sales and its calculation of the resulting Earn-Out Payment (an “Earn-Out Calculation”). By way of illustration only, an Earn-Out Payment Scenario Illustration is set forth on Exhibit B.

(ii) Seller Review Period. Seller shall have thirty (30) days after receipt of the Earn-Out Calculation Statement for the Earn-Out Period (the “Review Period”) to review the Earn-Out Calculation Statement and the Earn-Out Calculation set forth therein. During the Review Period, Seller and its representatives shall, upon reasonable prior notice and during regular business hours, have reasonable access to the books and records used by Purchaser in the preparation of such Earn-Out Calculation Statement, and to personnel of Purchaser involved in the preparation of such Earn-Out Calculation Statement, in each case, solely for the purpose of verifying the Earn-Out Calculation, and provided, that Purchaser shall not have any obligation to make available any information if making such information available may jeopardize any attorney-client or other legal privilege or contravene any applicable Law or otherwise subject Purchaser to a third-party claim related to a breach of contract. Prior to the expiration of the Review Period, Seller may object to the Earn-Out Calculation set forth in the Earn-Out Calculation Statement by delivering a written notice of objection (an “Earn-Out Calculation Objection Notice”) to Purchaser; provided, that the only bases on which Seller may dispute any matter in the Earn-Out Calculation are (A) numerical inaccuracies in the calculation of the Earn-Out Payment, or (B) claims that Gross Sales were not calculated as provided in this Agreement. Any Earn-Out Calculation Objection Notice shall specify the items in the applicable Earn-Out Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute, and any portion of the Earn-Out Calculation Objection Notice or calculations of Gross Sales that do not constitute the basis for an Earn-Out Calculation Objection Notice shall be deemed to have been accepted by Seller and shall be final, binding and conclusive on the Parties. If Seller fails to deliver an Earn-Out Calculation Objection Notice to Purchaser prior to the expiration of the Review Period, then the Earn-Out Calculation set forth in the Earn-Out Calculation Statement shall be final and binding on the parties hereto. If Seller timely delivers an Earn-Out Calculation Objection Notice, Purchaser and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Gross Sales and the Earn-Out Payment for the Earn-Out Period and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement.

(iii) Earn-Out Dispute Mechanism. If Purchaser and Seller are unable to reach agreement within sixty (60) days after an Earn-Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-Out Calculation as promptly as practicable, but in no event greater than sixty (60) days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-Out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Purchaser and Seller shall each furnish to the Independent Accountant such schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Purchaser and Seller, and not by independent review. The resolution of the dispute and the calculation of the Earn-Out Payment that is the subject of the applicable Earn-Out Calculation Objection Notice by the Independent Accountant shall be final and binding on the Parties. The fees and expenses of the Independent Accountant shall be borne by Purchaser and Seller in proportion to the amounts by which their respective calculations of the Earn-Out Payment differ from the amount of the Earn-Out Payment as finally determined by the Independent Accountant.

(iv)  Timing of Payment of Earn-Out Payment. Subject to Section 2.4(c)(v), any Earn-Out Payment that Purchaser is required to pay pursuant to Section 2.4(b) hereof shall be paid in full no later than sixty (60) days following the date upon which the determination of Gross Sales and resulting Earn-Out Payment for the Earn-Out Period becomes final and binding upon the Parties as provided in this Section 2.4(c) (including any final resolution of any dispute raised by Seller in an Earn-Out Calculation Objection Notice). Purchaser shall pay to Seller the applicable Earn-Out Payment in cash by wire transfer of immediately available funds.

(d) Financing Restrictions. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be obligated to pay all or any portion of the Earn-Out Payment (if any) on the date such payment is otherwise due hereunder if and to the extent that the payment of such amount (A) is not permitted at such time under the provisions of any Purchaser debt financing agreements (the “Financing Agreements”), (B) is not permitted under applicable Law or would result in personal liability to any of the directors or officers of Purchaser, or (C) would result in a default under any of the Financing Agreements or a default exists thereunder at the time of such contemplated payment. In addition, nothing shall require Purchaser to seek equity financing from any Person in order to pay all or any portion of the Earn-Out Payment (even if the use of such equity proceeds to pay all or any portion of such Earn-Out Payment would be permissible under its lending or financing agreements). Purchaser shall pay any amounts it is obligated to pay under Section 2.4(b) (including interest as described in the next sentence), as applicable, as soon as the restrictions set forth in clauses (A), (B) or (C) above no longer exist. Any payment required under Section 2.4(b) that is delayed as a result of this Section 2.4(c)(v) shall be increased by a simple annual interest payment based on an annual interest rate of 5%, which interest shall be paid with the amount due under Section 2.4(b) when any restrictions that prohibited such payment lapse. The Selling Parties acknowledge and agree that (1) any failure by Purchaser to pay all or any portion of the Earn-Out Payment on the date otherwise due hereunder by virtue of the circumstances described in clauses (A), (B) or (C) above shall not constitute a default under or a breach of this Agreement for any reason and (2) the Financing Agreements in effect on the Closing Date will prohibit the payment of the Earn-Out Payment at any time an event of default under such Financing Agreements is in existence or would be caused by the payment of any portion of the Earn-Out Payment. The Purchaser hereby represents that (i) the Financing Agreements in effect on the Closing Date do not otherwise restrict the payment of the Earn-Out Payment, and (ii) it is not currently in default under any Financing Agreement and would not be in default if it were to pay the Earn-out Amount provided for in Section 2.4(b)(ii)(A) as of the date hereof.

(e) Operation of Acquired Business. Seller acknowledges that (i) Purchaser has the right to operate the Acquired Business (and all other components of Purchaser’s business) in any way that Purchaser deems appropriate in Purchaser’s sole discretion, (ii) Purchaser has no obligation to operate the Acquired Business (or any other component of Purchaser’s business) in a manner designed to achieve or maximize the Gross Sales standards set forth in Section 2.4(b) above, (iii) Purchaser is not obligated to operate the Acquired Business in a manner consistent with the manner in which Seller operated the Business prior to the Closing Date, (iv) Purchaser is under no obligation to continue to serve any client after the Closing Date, (v) the potential Earn-Out Payment described in Section 2.4(b) above is speculative and subject to numerous factors outside the control of Purchaser, (vi) as it relates to the Earn-Out Payment, Purchaser does not owe any fiduciary duty or express or implied duty to Seller, and (vii) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship with respect thereto. Notwithstanding the foregoing, the Purchaser shall not be permitted to act or take any action with the primary purpose of preventing Seller from obtaining the Earn-Out Payment; provided, however, that in no event shall the Purchaser be required to continue to offer lifetime or perpetual agreements or arrangements with respect to the Acquired Business or otherwise continue to operate the Acquired Business in the manner it was operated by Seller and the Company prior to the Closing.

(f)   Additional Agreements. The Parties understand and agree that the contingent rights to receive the Earn-Out Payment (i) shall not be represented by any form of certificate or other instrument, are not assignable or otherwise transferable, except by operation of Law relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Purchaser, (ii) is solely a contractual right and is not a security for purposes of any federal or state securities Laws (and shall confer upon Seller only the rights of a general unsecured creditor under applicable state Law), (iii) will not be represented by any form of certificate or instrument, (iv) does not give Seller any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the Purchaser’s equity securities, (v) is not redeemable and (vi) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of (a “Transfer”) (and any Transfer in violation of this Section 2.4(e) shall be null and void). Except as specifically provided in Section 2.4(c)(v), no interest is payable with respect to the Earn-Out Payment.

(g) Liability of Guarantor. Guarantor will be jointly and severally responsible with Purchaser for each and every obligation and liability of Purchaser under this Section 2.4, it being the express intention of the Parties that the Guarantor be fully liable for such obligations and liabilities and that such obligations and liabilities be continuing, absolute, unconditional and irrevocable. The obligations and liabilities of Guarantor under this Section 2.4 will survive the Closing and will be effective despite, and will not be released, exonerated, discharged, diminished, subjected to defence, limited or in any way affected by, anything done, omitted to be done, suffered or permitted by any Person, or by any other matter, act, omission, circumstance, development or other thing of any nature, kind or description.

2.5 Further Conveyances. From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement, the Seller Documents and the Company Documents and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, the Seller Documents and the Company Documents, and to otherwise make effective the Transactions.

2.6 Closing Date. The consummation of the Sale Transaction provided for in Section 2.1 (the “Closing”) shall take place concurrently with the execution and delivery of this Agreement by electronic communications and transmission of PDF documents, with original documents being exchanged contemporaneously with or promptly after the Closing where applicable and necessary (such date and time of Closing being herein called the “Closing Date”). Except as otherwise expressly provided herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.7 Seller’s and the Company’s Deliveries on the Closing Date. Seller hereby delivers, or is causing the Company to deliver, as applicable, to Purchaser:

(a) a share transfer power, duly executed by Seller and sufficient to transfer the Purchased Securities to Purchaser, free and clear of all Liens, except Permitted Exceptions;

(b) certificates dated as of the Closing Date, duly executed by an officer of the Company and Seller, as applicable, given by him or her on behalf of the Company and Seller, as applicable, and not in his or her individual capacity, certifying as to: (i) an attached copy of the resolutions of the board of directors, or comparable supervisory body of the Company and Seller, as applicable, authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded; (ii) the incumbency, authority and specimen signature of each officer of the Company and Seller, as applicable, executing this Agreement, any Company Document or any Seller Document on behalf of the Company and Seller, as applicable; and (iii) true and complete attached copies of the organizational documents of the Company and Seller, as applicable, including certificates of incorporation (or equivalent document) and by-laws;

(c) certificates of good standing (or comparable certificates) dated not more than five (5) Business Days prior to the Closing Date with respect to the Company and Seller, as applicable, issued by the applicable representative of the relevant Governmental Body of the respective jurisdiction of incorporation of such entity;

(d) a transition services agreement among Purchaser, Seller and the Company, duly executed by Seller and the Company (the “Transition Services Agreement”);

(e) written resignations and release of claims to fees or expenses of each of the officers and directors of the Company listed on Schedule 2.7(e);

(f)   evidence of that Seller and/or the Company has obtained the third party consents set forth on Schedule 2.7(f); and

(g) evidence of the proper and timely consummation of the Contribution Agreement.

2.8 Purchaser’s Deliveries on the Closing Date. In addition to the deliverables contemplated in Section 2.3, Purchaser hereby delivers, or is causing to be delivered, to Seller:

(a) certificate dated as of the Closing Date, duly executed by an officer of the Purchaser given by him or her on behalf of the Purchaser, and not in his or her individual capacity, certifying as to: (i) an attached copy of the resolutions of the board of directors, or comparable supervisory body of the Purchaser, authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded; (ii) the incumbency, authority and specimen signature of each officer of the Purchaser executing this Agreement or any Purchaser Document on behalf of the Purchaser; and (iii) true and complete attached copies of the organizational documents of the Purchaser, including certificates of incorporation (or equivalent document) and by-laws; and

(b) the Transition Services Agreement, duly executed by Purchaser.

2.9 Closing Order. The Parties agree that the Contribution Agreement shall be deemed to have been consummated prior to the Sale Transaction. Any of the foregoing transactions occurring on the same day shall be deemed to have occurred in the order indicated in this Section 2.10 regardless of the actual order in which the underlying documents are executed, delivered or recorded.

Article III
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

As a material inducement to Purchaser entering into this Agreement and completing the Transactions and acknowledging that Purchaser is entering into this Agreement in reliance upon the representations and warranties of Seller set forth in this Article III, Seller hereby represents and warrants to Purchaser that, as of the date hereof:

3.1 Organization; Authorization of Agreement. Seller is a corporation incorporated and organized under the Canada Business Corporations Act (Canada) and is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has full power and authority, in each case, to execute and deliver this Agreement and each other agreement, document, instrument, or certificate to be executed by Seller in connection with the consummation of the Transactions (collectively, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby, including the sale and transfer of the Purchased Securities to Purchaser. The execution, delivery, and performance of this Agreement and each of the Seller Documents, and the consummation of the Transactions, have been duly authorized and approved by all required action on the part of Seller. This Agreement and each of the Seller Documents have been duly and validly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Purchaser) this Agreement and each of the Seller Documents constitute legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to the General Enforceability Exceptions.

3.2 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Seller of this Agreement or the Seller Documents, the consummation of the Transactions, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the organizational documents of Seller, (ii) any Contract or Permit to which Seller is a party or by which any of the properties or assets of Seller are bound, (iii) any Order of any Governmental Body applicable to Seller or by which any of the properties or assets of Seller are bound, or (iv) any applicable Law, except, in the case of clauses (ii) through (iv) as would not, or would not reasonably be expected to, individually or the aggregate, prevent or materially impair or delay (1) Seller’s ability to consummate the Transactions or (2) Seller’s performance of its obligations hereunder or thereunder.

(b) Except as set forth on Schedule 3.2(b), no consent, waiver, approval, Order, Permit or authorization of, or registration, declaration or filing with, or notification to, any Person (including any Governmental Body) is required on the part of Seller in connection with the execution and delivery of this Agreement, the Seller Documents, the compliance by Seller with any of the provisions hereof or thereof (including the performance of its obligations hereunder or thereunder), or the consummation of the Transactions.

3.3 Ownership and Transfer of the Purchased Securities. Seller is the registered and beneficial owner of the Purchased Securities as described on Schedule 4.4(a), in each case, free and clear of any and all Liens, except Permitted Exceptions. Seller has the power, authority and legal capacity to sell, transfer, assign, and deliver the Purchased Securities as provided in this Agreement, and such delivery will convey to Purchaser good, valid and marketable title to the Purchased Securities, free and clear of any and all Liens, except Permitted Exceptions. Seller is not a party to any voting trust, proxy, or other agreement or understanding between or among any Persons that affects or relates to the voting or giving of written consent with respect to the Purchased Securities. There are no preemptive rights, co-sale rights, rights of first refusal, management equity holder transfer restrictions, or similar rights with respect to the Purchased Securities to which Seller may be entitled, or that Seller has granted to any other Person.

3.4 Litigation. There is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against Seller or to which Seller is otherwise a party relating to this Agreement, the Seller Documents or the Transactions. Seller is not subject to any outstanding Order that affects or could reasonably be expected to affect Seller’s direct or indirect ownership of the Purchased Securities or right or ability to perform its or his obligations under this Agreement.

3.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the Transactions, and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

3.6 Non-Resident. Seller is not a “non-resident” within the meaning of such term in the Tax Act.

3.7 No Other Representations; Disclaimer. Except for the representations and warranties of Seller contained in this Article III, in Article IV, in any Seller Document, or in any Company Document, neither Seller, nor any of its Affiliates or representatives, or any other Person, has made, or shall be deemed to have made, any representation or warranty to Purchaser, express or implied, at Law or in equity, with respect to Seller or the execution and delivery of this Agreement or the transactions contemplated hereby. Seller hereby disclaims any such representations or warranties, and Purchaser hereby disclaims any reliance upon any such representations or warranties. Nothing in this Section 3.7 shall prevent or impair a claim for Fraud of Seller.

Article IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

As a material inducement to Purchaser entering into this Agreement and completing the Transactions and acknowledging that Purchaser is entering into this Agreement in reliance upon the representations and warranties of Seller set forth in this Article IV, Seller hereby represents and warrants to Purchaser that, as of the date hereof:

4.1 Organization and Good Standing. The Company is a corporation incorporated and organized under the Business Corporations Act (Alberta) and is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to own, lease and operate its properties and to carry its business as now conducted. The Company is not, nor is it required as a result of the conduct of its business or the ownership of its properties to be, qualified or authorized to do business as a foreign entity in any other jurisdiction, except where the failure to be so qualified or authorized or in such good standing would not, and could not reasonably be expected to, individually or in the aggregate, adversely impact the business of the Company as presently conducted in any material respect. The Company was formed shortly prior to the execution of the Contribution Agreement and the consummation of the Transactions and conducted no business or operations prior to the consummation of the Transactions.

4.2 Authorization of Agreement. The Company has all requisite corporate power and authority and has taken all corporate action required to execute and deliver this Agreement and each other agreement, document, instrument, or certificate to be executed by the Company in connection with the Transactions (collectively, the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and each of the Company Documents, and the consummation of the Transactions, have been duly authorized and approved by all requisite action on the part of the Company. This Agreement and each of the Company Documents has been duly and validly executed and delivered by the Company, and (assuming the due authorization, execution, and delivery by Purchaser) this Agreement and each of the Company Documents constitute legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the General Enforceability Exceptions.

4.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 4.3(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the Transactions, or compliance by the Company with any of the provisions hereof or thereof will: (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both), (ii) give rise to a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit, (iii) give rise to any obligation of the Company to make any payment under, or to increase, accelerate, or guarantee any rights or entitlements of any Person, or (iv) result in the creation of any Liens upon any of the properties or assets of the Company, in each case, under or pursuant to, as applicable, any provision of (A) the articles of incorporation (and any articles of amendment) and bylaws or comparable organizational documents of the Company, (B) any Material Contract or Company Permit, (C) any approval or certification of the Company by any prime contractor, higher tier subcontractor or reseller to any Governmental Body, (D) any Order applicable to the Company or any of the properties or assets of the Company, or (E) any applicable Law, except, in the case of clauses (B), (C), (D) and (E), as would not and could not reasonably be expected to, individually or in the aggregate, (x) adversely impact the business of the Company as presently conducted in any material respect, or (y) prevent or materially impair or delay (1) the Company’s ability to consummate the Transactions or (2) the Company’s performance of its obligations hereunder, under the Company Documents, under the Contribution Agreement, or under any other agreement or document related hereto or thereto.

(b) Except as set forth on Schedule 4.3(b), no consent, waiver, approval, Order, Permit or authorization of, or registration, declaration or filing with, or notification to, any Person (including any Governmental Body) is required on the part of the Company in connection with (i) the execution and delivery of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof and thereof, or the consummation of the Transactions, or (ii) the continuing validity and effectiveness immediately following the Closing of any Company Permit or Material Contract.

4.4 Capitalization.

(a) The Purchased Securities constitute all of the issued and outstanding shares in the capital of the Company and there are no other issued and outstanding equity interests, including securities convertible or exercisable into capital stock or other equity interests, of the Company. Seller is the sole record and beneficial owner of the Purchased Securities. Each of the Purchased Securities and any other equity interests of the Company have been duly authorized for issuance and are validly issued in accordance with applicable Law, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right, applicable Law, Contract, the organizational documents of the Company, or any similar rights. All of the Purchased Securities have been offered, sold and delivered by the Company in compliance with all applicable securities Laws. The Company is not a reporting issuer (as such term is defined in the Securities Act (Ontario) or any other applicable Canadian securities Laws) and there is no published market for the Purchased Securities.

(b) There are no existing options, warrants, calls, rights, or Contracts in respect of or requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional securities or other direct or indirect equity interests of the Company or other securities convertible into, exchangeable for, or evidencing the right to subscribe for or purchase securities of the Company, as applicable, or any other equity, voting or economic interests of the Company. There are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem, or otherwise acquire any shares, membership interests, capital stock or other securities of any Person, (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person, or (iii) form any legal entity. There are no outstanding equity appreciation, phantom equity, profit participation, or similar rights with respect to the Company. There are no bonds, debentures, notes, or other Indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which shareholders (or other equity holders) of the Company may vote. There are no voting trusts, irrevocable proxies, or other Contracts or understandings to which the Company or Seller is a party or is bound with respect to the voting or consent of any of the Purchased Securities or any other equity interests of the Company.

(c) The Company has not made an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. No receiver has been appointed in respect of the Company or any of its property or assets, and no execution or distress has been levied upon any of the property or assets of the Company.

(d) The Company has no Indebtedness or obligations for the reimbursement of any obligor under any letter of credit, banker’s acceptance, surety bond or similar credit transaction, contingent or otherwise. The Company is not insolvent.

4.5 No Subsidiaries. The Company has no Subsidiaries, nor does the Company own, directly or indirectly, any equity, partnership, membership interest in, or other equity, voting or economic interest in, or any interest convertible into, exercisable for the purchase of, or exchangeable for any such equity, partnership, membership interest, other equity, voting or economic interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, any Person.

4.6 No Undisclosed Liabilities. Neither Seller nor the Company have any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or in the notes thereto) related to the operation of the Business other than those incurred in the Ordinary Course of Business that are not material, individually or in the aggregate, to Seller or the Company.

4.7 Absence of Certain Developments. Except as expressly contemplated by this Agreement (including Contribution Agreement and the Sale Transaction) or as set forth on Schedule 4.7, for a period of two (2) years prior to the date hereof, (a) Seller and the Company have conducted the Business only in the Ordinary Course of Business, (b) there has not been any Material Adverse Effect, (c) neither Seller nor the Company has suffered any material loss, damage, destruction or other material casualty affecting any of the Conveyed Assets, whether or not covered by insurance, and (d) neither Seller nor the Company have made any material disposition(s) of any Conveyed Assets.

4.8 Taxes.

(a) Except as set forth on Schedule 4.8(a), (i) all Tax Returns required to be filed by or on behalf of Seller and the Company (the “Tax Parties”, and each such member, a “Tax Party”) have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete, and correct in all material respects, and (ii) all Taxes payable by or on behalf of the Tax Parties have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, each Tax Party has made due and sufficient accruals for such Taxes in its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been timely made by or on behalf of the Tax Parties. Each Tax Party has properly collected and paid or remitted all sales, use, goods and services or harmonized sales, and provincial sales taxes and similar Taxes required to be collected and paid in any jurisdictions where such Tax Party’s products and services are sold or used and has timely filed all Tax Returns with respect thereto. Each Tax Party has complied in all material respects with applicable Laws relating to Taxes, including the payment and withholding of Taxes (including in connection with amounts paid, deemed to be paid, or owing to any Employee, Independent Contractor, creditor, non-resident of Canada or other Person) and has timely withheld and paid or remitted over to the appropriate Taxing Authority all amounts required to be withheld and paid under the applicable Laws. No Taxing Authority has asserted that any Tax Party is required to file Tax Returns or pay any Taxes in any jurisdiction where it does not currently do so.

(b) The Tax Parties have Made Available complete copies of any audit report issued by a Taxing Authority within the last six (6) years relating to any Taxes due from or with respect to the Company.

(c) Neither any Tax Party nor any other Person on their behalf has (i) agreed to or is required to make any adjustments as a result of changes in accounting methods that relate to the Company or has any Knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which remains in effect, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(d) The Tax Parties are not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing. Without limiting the generality of the foregoing, no Tax Party has entered into an agreement contemplated in section 80.04 or 191.3, or subsection 18(2.3) or 125(3) of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

(e) There is no Contract, agreement, plan, or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Purchaser or the Company.

(f)   The Company is not subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(g) There are no proceedings, investigations, audits or claims now pending or, to the Knowledge of Seller, threatened against any Tax Party in respect of any Taxes and there are no matters under discussion, audit or appeal with any Taxing Authority relating to Taxes.

(h) There are no transactions or events that have resulted, and no circumstances existing which could result, in the application to a Tax Party of sections 80, 80.01, 80.02, 80.03, 80.04, 184 or 185.1 of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

(i)   There are no encumbrances for Taxes upon any of the Conveyed Assets, except for current period Taxes not yet due and payable.

(j)   The Company has not incurred any deductible outlay or expense owing to a Person not dealing at arm's length (for purposes of the Tax Act) with it the amount of which would, in the absence of an agreement filed under paragraph 78(1)(b) of the Tax Act be included in its income for Canadian income tax purposes for any taxation year or fiscal period beginning on or after the Closing Date under paragraph 78(1)(a) of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

(k) No Tax Party has acquired property from a Person not dealing at arm's length (for purposes of the Tax Act) with it in circumstances that would result in the Company or any shareholder of the Company becoming liable to pay Taxes of such Person under subsection 160(1) of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

(l)   There is no taxable income of the Company that will be required under applicable Tax Law to be reported by Purchaser or any of its Affiliates, including the Company, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date (including under Section 965 of the Code).

(m)  Each Tax Party is duly registered under Part IX of the Excise Tax Act (Canada) and all applicable provincial sales tax legislation and the relevant registration numbers are as follows:

(i)   Seller:

(A)  GST: 141143271RT0001

(B)  QST: 1018675508 TQ0001

(ii) The Company:

(A)  GST: 722482007 RT 0001

(n) Each Tax Party has timely and accurately claimed any credits or refunds available to such person pursuant to Part IX of the Excise Tax Act (Canada) or an applicable provision in a provincial sales tax legislation and no such claim for any credit or refund has been denied by any Taxing Authority.

(o) The Company has not deferred any payroll or employment Taxes of the Company to a period following the Closing Date pursuant to the CARES Act or any other comparable applicable Law.

(p) All (i) applications made and amounts received by the Company under section 125.7 of the Tax Act (or any analogous provision of any comparable Law of any province or territory of Canada) and (ii) amounts retained by the Company pursuant to subsection 153(1.02) of the Tax Act (or any analogous provision of any comparable Law of any province or territory of Canada), have in each case complied with all requirements of applicable Laws.

(q) The Company has fully consummated the Contribution Agreement in accordance with applicable Law.

4.9 Title to Assets; Tangible Personal Property. The Company has good, valid and marketable legal and beneficial title, or a valid leasehold interest in, all material assets and property owned or purported to be owned (or, as applicable, leased or licensed or purported to be leased or licensed) by the Company or used in the Business, in each case, free and clear of all Liens, except Permitted Exceptions. All inventory and all items of tangible personal property used in the Business (i) are in good operating condition, free from material defects, and in a state of good maintenance and repair (ordinary wear and tear excepted) and (ii) are adequate and suitable for the purposes used in all material respects.

4.10 Real Property. The Company does not own or lease, or hold and rights or options to own or lease, any real property.

4.11 Intellectual Property.

(a) All Intellectual Property owned by or purported to be owned by Seller and relating to, and used by, Seller in connection with the Business is included in the Conveyed Assets and all right, title and interest in and to such Intellectual Property is now owned by the Company, free and clear of all Liens, except for the Permitted Exceptions.

(b) Schedule 4.11(b) sets forth an accurate and complete list of all Internet domain names, Patents, registered Marks, pending applications for registration of Marks, material unregistered Marks, registered Copyrights, pending applications for registration of Copyrights, Software, registered Industrial Designs, pending applications for registration of Industrial Designs, material unregistered Industrial Designs, and material unregistered copyrightable works that were owned by Seller and used in the Business (the “Identified Intellectual Property”). All of the Identified Intellectual Property was included in the Conveyed Assets and is included in the Company-Owned Intellectual Property. Schedule 4.11(b) lists (i) the jurisdictions, as applicable, in which each such item of Identified Intellectual Property has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed and (ii) the registration or application number and date, as applicable. All Company-Owned Intellectual Property is valid, subsisting and enforceable. No interference, opposition, reissue, re-examination, post-grant review, or other Legal Proceeding is pending or, to the Knowledge of Seller, threatened, in which the scope, validity, or enforceability of any Company-Owned Intellectual Property is being, has been, or could reasonably be expected to be contested or challenged. Notwithstanding anything herein to the contrary and for the avoidance of doubt, neither Seller nor the Company has any Patents.

(c) Except as set forth on Schedule 4.11(c) or as licensed to the Company pursuant to an Intellectual Property License, the Company is the sole and exclusive owner of the Intellectual Property relating to and used in the conduct of the Business by Seller. The Company has a right to use any Technology or Intellectual Property used by Seller in the Business. The Company owns each of the inventions and works of authorship and other Technology and Intellectual Property, conceived, reduced to practice, created, or prepared by or for Seller in connection with the Business that resulted from or arose out of any work performed by or on behalf of Seller, any Employee, Former Employee, officer, or any consultant or contractor of Seller (the “Work”), in each case, free and clear of all Liens, except for the Permitted Exceptions, or obligations to others, and all Employees, Former Employees, officers, consultants and contractors of Seller have assigned all Intellectual Property in the Work to Seller, and waived all moral rights therein, each in an executed written agreement.

(d) The Company-Owned Intellectual Property, the Company Technology, and the design, development, manufacturing, licensing, marketing, distribution, offer for sale, sale or use or maintenance of any products and services in connection with the Business as previously, presently and as currently proposed to be conducted by Seller (related to the Business) or the Company, and the past, present and currently proposed business practices, methods, and operations of Seller (related to the Business) and the Company have not and do not infringe (directly, contributorily, by inducement or otherwise), constitute an unauthorized use of, misappropriate, dilute or violate any Intellectual Property or other right of any Person (including, pursuant to any non-disclosure agreements or obligations to which Seller or the Company or any of their Employees or Former Employees is a party). To the Knowledge of Seller and the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company-Owned Intellectual Property.

(e) Except with respect to licenses of commercial off-the-shelf Software or as set forth on Schedule 4.11(e), the Company is not required, obligated, or under any Liability whatsoever, to make any payments by way of royalties, fees, or otherwise to any owner, licensor of, or other claimant to, any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the Business as currently conducted or proposed to be conducted. Neither Seller nor the Company have granted any license rights to the Company Intellectual Property or the Company Technology, except for non-exclusive, time-limited, written licenses granted in the normal course of business and consistent with standard commercial practices in the industry of the Business, except as set forth in Schedule 4.11(e).

(f)   Seller and the Company have taken adequate security measures to protect the secrecy, confidentiality, and value of all the Trade Secrets included in the Company-Owned Intellectual Property and any other non-public, proprietary information included in the Company Technology, which measures are reasonable in the industry in which Seller and the Company operate.

(g) Except as set forth on Schedule 4.11(g), none of the Software owned by, licensed to or used by the Company contains any open source, copy left or community source code, including any libraries or code licensed under the General Public License, Lesser General Public License or any other license agreement or arrangement obliging Seller or the Company to make source code publicly available, whether or not approved by the Open Source Initiative.

(h) Seller has taken all actions which a reasonably prudent person in its industry would take to protect against the existence of (i) any protective, encryption, security or lock-out devices which might in any way interrupt, discontinue or otherwise adversely affect the products and other Technology of the Business or the Company’s use thereof; and (ii) any so-called computer viruses, worms, trap or back doors, trojan horses or other instructions, codes, programs, data or materials which could improperly, wrongfully and/or without the authorization of the Company, interfere with the operation or use of the products and other Technology of the Business.

(i)   Seller and the Company have been and are in compliance with all applicable Privacy and Security Requirements in connection with the Business and their operations. Seller and the Company have not experienced any Security Breaches and there are and have been no present or past notices or complaints from any Person alleging a Security Breach. Neither Seller nor Company has received any written notices or complaints, or, to the Knowledge of Seller, any other notices or complaints from any Person (including any governmental entity) regarding the unauthorized Processing of Protected Data or non-compliance with applicable Privacy and Security Requirements, in connection with the Business or the operations of Seller (related to the Business) or the Company.

(j)   Seller and Company maintain systems and procedures designed to receive and effectively respond, to the extent required by applicable Law, to individual rights requests in connection with the Processing of Personal Information in connection with the Business or their operations, and, to the extent required by applicable Law, each has complied with all such individual rights requests. There are and have been no present or past notices or complaints from any Person alleging a breach of CASL or any other Anti-Spam Laws in connection with the Business or the operations of Seller (related to the Business) or the Company.

(k) Neither Seller nor Company engages in the sale, as defined by applicable Law, of Personal Information in connection with the Business or their operations. All sales and marketing activities by Seller and Company in connection with the Business and their operations have been in material compliance with all applicable Laws that require the provision of notice and obtaining of consent from potential customers to receive such sales and marketing materials.

(l)   Seller and Company have valid and legal rights to Process all Protected Data that is Processed by or on behalf of Seller and Company in connection with the use and/or operation of the Business, and the execution, delivery, or performance of this Agreement and the Contribution Agreement and the consummation of the Transactions will not affect these rights or violate any applicable Privacy and Security Requirements. Seller and Company have implemented, and have required all third parties that receive Protected Data from or on behalf of Seller or Company to implement, reasonable physical, technical and administrative safeguards, including appropriate document retention and destruction policies, that are designed to protect Protected Data from unauthorized access by any Person, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements in connection with the Business and their operations.

(m)  No Company-Owned Intellectual Property was either conceived or first reduced to practice by or on behalf of Seller or the Company in performance of a Contract with a Governmental Body. No Company-Owned Intellectual Property was developed either exclusively or partially with funds (directly or indirectly) from the U.S. Government. The U.S. Government has acquired no more than “limited rights” or “restricted rights” as defined in FAR 52.227 and/or Department of Defense FAR Supplement 252.227, in any Company-Owned Intellectual Property that was a deliverable or otherwise delivered under a Contract with a Governmental Body.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth, all of the following Contracts related to the Business (collectively, including all such Contracts required to be disclosed on Schedule 4.12(a) (whether or not disclosed), the “Material Contracts”):

(i)   any Contract for the purchase or sale of materials, supplies, equipment or services for the Business (A) involving in the case of any such Contract, the payment by the Company of more than $20,000 in aggregate in any 12-month period or (B) which contains minimum purchase commitments or requirements or other terms that restrict or limit the purchasing or selling ability of the Company;

(ii) any Contract relating to the Business that expires, or may be renewed at the option of any Person other than Seller so as to expire, more than one year after the date of this Agreement;

(iii) any Contract relating to the Business for capital expenditures in excess of $50,000 in the aggregate;

(iv)  any confidentiality, secrecy or non-disclosure Contract relating to the Business or any Contract relating to the Business limiting the freedom of the Company to engage in any line of business, compete with any Person, solicit any Person, operate its assets at maximum production capacity or otherwise restricting its ability to carry on the Business;

(v) any Contract relating to the Business pursuant to which the Company is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(vi)  any Contract relating to the Business with any Person with whom the Company does not deal at arm’s length within the meaning of the Tax Act;

(vii)  any Contract relating to grants or other forms of assistance received by Seller in respect of the Business from any Governmental Authority;

(viii)  any Contract with any customer identified on the in the Customer Database;

(ix)  Contracts with any Related Person or any current or former officer, director, equity holder, manager, member or Affiliate of Seller or the Company;

(x) Contracts with any labor union or association representing any employee or with any Governmental Body;

(xi)  Contracts for the sale of any of the assets of the Business other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any assets of the Business;

(xii)  Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(xiii)  Contracts relating to the acquisition (by merger, purchase of equity or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person;

(xiv)  Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Business, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(xv)  outstanding Contracts of guaranty, surety or indemnification (including environmental indemnification), direct or indirect, by the Company or Seller relating to the Business;

(xvi)  Contracts (or group of related Contracts) which give rise to Liabilities, or involve the annual expenditure, in each case, in excess of $50,000 or require performance by any party more than one year from the date hereof;

(xvii)  Intellectual Property Licenses, excluding licenses of commercially available off-the-shelf Software licensed on reasonable terms for a fee of no more than $10,000;

(xviii)  all leases of personal property used in the Business or by which the properties or assets of the Business are bound;

(xix)  any Contract relating to the Business made outside of the Ordinary Course of Business;

(xx)  any Contract regarding Company-Owned Intellectual Property; or

(xxi)  any Contract is relating to an Intellectual Property License (excluding any commercially-available software Intellectual Property License).

(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of Seller (prior to the consummation of the transactions contemplated by the Contribution Agreement) and the Company (following the consummation of the transactions contemplated by the Contribution Agreement) and of the other parties thereto enforceable against each of them in accordance with its terms and, will be enforceable upon consummation of the Transactions, subject to the General Enforceability Exceptions. Neither Seller nor the Company is in material default under any Material Contract, nor, to the Knowledge of Seller, is any other party to any Material Contract in material breach of or default thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Material Contract. Seller and the Company have Made Available all of the Material Contracts, together with all amendments, modifications or supplements thereto. Seller and the Company has complied in all material respects with all material terms and conditions of each Material Contract.

4.13 Employee Benefit Plans. The Company has no, and has never had any, Employee Plans. The Company does not maintain and is not obligated to provide benefits under any life, medical or health plan. The Company has not at any time contributed to or had any obligation to contribute to or has any Liability, contingent or otherwise, with respect to any Employee Plans.

4.14 Labor 4.15. The Company has no, and has never had any, Employees or Independent Contractors, other than pursuant to the Transition Services Agreement and through the agreements with Tomsk Inc.

4.15 Litigation. Except as set forth on Schedule 4.15(a), there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against the Company or the Company’s assets or properties or otherwise relating to the operations of the Business (or to the Knowledge of Seller, pending or threatened, against any of the officers, managers, directors, or employees of Seller or the Company with respect to their business activities in connection with the Business), or to which the Company is otherwise a party; nor to the Knowledge of Seller is there any reasonable basis for any such material Legal Proceeding. Except as set forth on Schedule 4.15(b), the operations of the Business are not subject to any Order, and neither Seller nor the Company is not in breach or violation of any Order relating to the operations of the Business.

4.16 Compliance with Laws; Permits.

(a) Seller and the Company are in compliance, and have been in compliance for the past six (6) years, in all material respects with all Laws applicable to the Business, the Conveyed Assets, and the operations, assets, properties, employees or Independent Contractors related thereto, including all Laws relating to the employment of labor, the Foreign Corrupt Practices Act, Laws promulgated in response to the COVID-19 pandemic, and any other applicable anti-bribery, anti-money laundering, or anti-corruption Laws and Environmental Laws. To the Knowledge of Seller, neither Seller nor the Company is under investigation with respect to the violation of any Laws with respect to the Business and the Conveyed Assets and there are no facts or circumstances which could form the basis for any such violation.

(b) The Company has all certificates of occupancy, Permits, and all customer, OEM, prime contractor, higher tier subcontractor, and reseller certifications and/or approvals which are required for the operation of, or otherwise material to, the Business (“Company Permits”), other than those the failure of which to possess is immaterial. All Company Permits are in full force and effect, and the Company is not in default or violation in any material respect of any term, condition or provision of any Company Permit. No event has occurred which, with or without notice or the lapse of time or both, would reasonably be expected to constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit.

4.17 Environmental Matters. Except as set forth on Schedule 4.17, there has been no Release or threatened Release of any Hazardous Materials on, at, under, to or about any location where Hazardous Materials from the operations or activities of the Company have come to be located.

4.18 Related Person Transactions. None of Seller, the Company or any employee, former employee, current or former officer, director, manager, member or equity holder of Seller or the Company, any member of his or her immediate family, any trust of which any such Person is the grantor, trustee or beneficiary, or any Affiliate of any of the foregoing (each, a “Related Person,” and, collectively, the “Related Persons”) (i) owes any amount to Seller or the Company nor does Seller or the Company owe any amount to, or has Seller or the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with Seller or the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by Seller or the Company, (iv) has any claim or cause of action against Seller or the Company, or (v) owns any direct or indirect interest of any kind in, or controls or is a manager, director, officer, employee or partner of, or consultant to, or lender to, or borrower from, or has the right to participate in, the profits of, any Person which is a competitor, supplier, service provider, customer, client, landlord, tenant, creditor or debtor of Seller or the Company, in each case of clauses (i) to (v), solely as it relates to the operations of the Business.

4.19 Customer Database and Suppliers.

(a) Seller has made available to Purchaser a complete and accurate customer database of each customer of the Business (the “Customer Database”), including, with regard to each customer, the name of each customer, renewal terms (including whether such customer is an auto-renewal customer), renewal dates, email, contact information and the nature of past purchases. Neither Seller nor the Company is engaged in any material dispute or controversy with any customer identified in the Customer Database. No such customer has terminated, canceled, or substantially reduced the quantity of products or services it purchases from the Business or materially modified the commercial terms of its relationship (whether related to payment, price, or otherwise) with the Company or Seller, and to the Knowledge of Seller, no customer intends to take any such action.

(b) Set forth on Schedule 4.19(b) are all current vendors and suppliers of the Business. Neither Seller nor the Company is engaged in any material dispute or controversy with any current vendor or supplier of the Business. No such vendor or supplier has terminated, canceled or substantially reduced the quantity of products or services it provides to the Business or materially modified the commercial terms of its relationship (whether related to payment, price or otherwise) with the Company or Seller, and to the Knowledge of Seller, no vendor or supplier intends to take any such action.

4.20 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder, or financial advisor for the Company in connection with the Transactions and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

4.21 Disclosure. Seller and the Company have made available to Purchaser all the information reasonably available to Seller and the Company that Purchaser has requested in writing for deciding whether to acquire the Purchased Securities. To the Knowledge of Seller, no representation or warranty of Seller or the Company contained in this Agreement, as qualified by the disclosure schedules, and no certificate furnished or to be furnished to Purchaser at the Closing contains any untrue statement of material fact.

4.22 Investment Canada Act. Neither Seller nor the Company provides any of the services, or engages in any of the activities, of a “cultural business” with the meaning of the Investment Canada Act (Canada).

4.23 No Other Representations; Disclaimer. Except for the representations and warranties expressly contained in this Article IV, in Article III, in any Seller Document, or in any Company Document, none of the Company, Seller, or any of their respective directors, managers, officers, employees, members, agents, Affiliates or representatives, or any other Person, has made, or shall be deemed to have made, any representation or warranty to Purchaser, express or implied, at Law or in equity, (a) with respect to the Company or Seller or the execution and delivery of this Agreement or the Transactions (including with respect to any of the Company’s assets, Liabilities, operations or businesses), including any warranties of merchantability or fitness for a particular purpose, (b) with respect to the information, documents, projections, forecasts or other material Made Available to Purchaser or its representatives in any “data rooms,” “virtual data rooms,” management presentations or (c) in any other form in expectation of, or in connection with, the Transactions. The Company and Seller hereby disclaim any such representations or warranties, and Purchaser hereby disclaims any reliance upon any such representations or warranties. Nothing in this Section 4.23 shall prevent or impair a claim for Fraud of the Company or Seller.

Article V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As a material inducement to Seller entering into this Agreement and completing the Transactions and acknowledging that Seller is entering into this Agreement in reliance upon the representations and warranties of Purchaser set forth in this Article V, Purchaser hereby represents and warrants to Seller that, as of the date hereof:

5.1 Organization and Good Standing. Purchaser is an unlimited liability company incorporated under the laws of Alberta and the Business Corporations Act (Alberta).

5.2 Authorization of Agreement. Purchaser has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument, or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the Transactions (the “Purchaser Documents”), and to consummate the Transactions. The execution, delivery, and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement and each Purchaser Document has been duly executed and delivered by Purchaser and (assuming the due authorization, execution, and delivery by the other parties hereto and thereto) this Agreement and each Purchaser Document constitutes legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the General Enforceability Exceptions.

5.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 5.3(a), none of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, the consummation of the Transactions, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the organizational documents of Purchaser; (ii) any Contract or Permit to which Purchaser is a party, or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser, or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law, which in the case of clauses (iii) through (iv) would, or would reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay Purchaser’s ability to consummate the Transactions or perform its obligations hereunder or thereunder.

(b) Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit, or authorization of, or declaration or filing with, or notification to, any Person (including any Governmental Body) is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof, except for such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings, or notifications that, if not obtained, made or given, would not, individually or in the aggregate, prevent or materially impair or delay the ability of Purchaser to consummate Transactions.

5.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the Transactions.

5.5 Investment Intention. Purchaser is acquiring the Purchased Securities for its own account, for investment purposes only and not with a view to the resale or distribution (within the meaning of applicable securities Law) thereof.

5.6 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder, or financial advisor for Purchaser in connection with the Transactions and no Person is entitled to any fee or commission or like payment in respect thereof.

5.7 Investment Canada Act. Purchaser is a WTO investor within the meaning of the Investment Canada Act (Canada).

Article VI
COVENANTS

6.1 Non-Competition; Non-Solicitation; Confidentiality.

(a) For a period of five (5) years from and after the Closing Date, Seller shall not, and shall cause Seller’s Affiliates not to, without the express written consent of Purchaser, directly or indirectly, own, establish, manage, engage in, operate, control, work for, consult with, render services for, do business with, provide financing for, maintain any interest in (proprietary, financial or otherwise), or participate in the ownership, establishment, management, operation, or control of, any business (other than Purchaser or any of Purchaser’s Affiliates, including the Company), whether in corporate, proprietorship or partnership form or otherwise, engaged in, or preparing to engage in, the provision of the Business (a “Restricted Business”) anywhere in the world; provided, that the restrictions contained in this Section 6.1(a) shall not restrict (i) Seller’s compliance with the terms of the License Agreement, subject to the terms thereof, or (ii) Seller from developing, marketing and/or selling products for video editing and streaming products that are not materially similar to the current Restricted Business or the ManyCam communications products, or (iii) Seller from directly or indirectly acquiring or holding not more than two percent (2%) in the aggregate of securities in a Person directly or indirectly carrying on, engaging in, participating in or having a financial or other interest in a Restricted Business, which shares are listed on a recognized national securities exchange, and which shares confer in the aggregate not more than two percent (2%) of the votes which would normally be cast at a general meeting of the securityholders of such Person.

(b) For a period of five (5) years from and after the Closing Date, Seller shall not, and shall cause Seller’s Affiliates not to, directly or indirectly (i) (A) cause, solicit, induce or encourage any employees or contractors of the Purchaser or any of its Affiliates, or any individual who was employed by or engaged with Purchaser or any of its Affiliates at any time within 12 months before such solicitation, inducement or encouragement to leave such employment or engagement or (B) hire, employ or otherwise engage any such individual (it being understood that this should not apply to any person who responds to a general media advertisement not specifically directed toward employees of Purchaser or any of its Affiliates); or (ii) cause, solicit, induce or encourage any former, actual or prospective client, customer (including, but not limited to, any customer included in the Customer Database), supplier, or licensor of the Company, the Business or Purchaser or any of its Affiliates (including any existing customer of the Company, the Business or Purchaser or any of its Affiliates and any Person that was a client, customer, supplier or licensor at any time within the six (6) months before such solicitation, inducement or encouragement) or any other Person who has a material business relationship with the Company, the Business or Purchaser or any of its Affiliates to do business with a Restricted Business or terminate or materially modify any such actual or prospective relationship with the Company, the Business or Purchaser or any of its Affiliates. Notwithstanding anything herein to the contrary, the restrictions of this Section 6.1(b) shall not (x) apply to actions taken at the direction of Purchaser or the Company following Closing on behalf of the Company or Purchaser pursuant to the Transition Services Agreement, or (y) following the termination or expiration of the Transition Services Agreement, in any way restrict a Party from hiring, employing or engaging any employee or independent contractor engaged pursuant to the Transition Services Agreement so long as such Party otherwise complies with the other obligations set forth in this Section 6.1.

(c) From and after the Closing Date, Seller shall not and shall cause Seller’s Affiliates not to, directly or indirectly, disclose, reveal, divulge, or communicate to any Person other than authorized officers, directors and employees of Purchaser or the Company, or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser or the Company, any Confidential Information (other than as required pursuant to the terms of the Licensing Agreement, subject to the limitations set forth therein). Seller shall not have any obligation to keep confidential (or cause Seller’s Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, that in the event disclosure is required by applicable Law, Seller shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective Order and cooperate with Purchaser concerning any such protective Order sought.

(d) From and after the Closing Date, Seller shall not and shall cause Seller’s Affiliates not to, directly or indirectly, disparage Purchaser, the Company or any of their respective Affiliates in any way that adversely and substantially impacts the goodwill, reputation or business relationships of Purchaser, the Company or any of their respective Affiliates with the public generally, or with any of their customers, suppliers, independent contractors, or employees.

(e) The covenants and undertakings contained in this Section 6.1 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.1 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the Parties specifically acknowledge and agree that the remedy at Law for any breach of this Section 6.1 will be inadequate. Therefore, the Parties specifically acknowledge and agree that Purchaser will be entitled to an injunction, restraining Order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.1 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 6.1 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at Law or in equity.

(f)   No claim against Purchaser, the Company or any of their Affiliates by Seller under this Agreement or otherwise shall constitute a defense to the enforcement by Purchaser of the covenants and obligations in this Section 6.1. In the event of any actual or threatened violation of the covenants and obligations under this Section 6.1 by Seller, Purchaser, the Company or any of their Affiliates shall be entitled to recover from Seller its reasonable attorneys’ fees and all costs and expenses associated with the enforcement of any provision of this Section 6.1 in addition to any other available legal or equitable remedies. If any court of competent jurisdiction finds that Seller has breached any of its covenants or obligations under this Section 6.1, the time period during which such covenants and obligations are effective shall be suspended and shall not run in favor of Seller from the date of such breach until the date when such breach is cured or remedied.

(g) The Parties agree that, if any court of competent jurisdiction in a final non-appealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.1 is unreasonable, arbitrary, unenforceable, or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary, enforceable, and not against public policy shall be enforced against the applicable Party. Seller acknowledges that the covenants and obligations in this Section 6.1 have been a material inducement for Purchaser to consummate this Agreement. Accordingly, Seller irrevocably waives any right existing as of the Closing Date or arising in the future to: (i) file any declaratory judgment or similar action seeking to declare unenforceable any covenant or obligations under this Section 6.1 or challenge the validity of such covenants or obligations; (ii) otherwise contest the enforceability of any such covenants or obligations as being unreasonable or unenforceable; or (iii) assert any defenses to any action or effort by Purchaser to enforce any such covenants or obligations based on their reasonableness.

(h) The Parties acknowledge that the restrictive covenants contained in Section 6.1 are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Purchased Securities. The Parties confirm that no portion of the Purchase Price is either paid or allocated to a “restrictive covenant” as that term is defined for the purposes of section 56.4 of the Tax Act (or for the equivalent provision of any applicable provincial Law).

6.2 Publicity. (i) Seller shall not issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of Purchaser, which approval will not be unreasonably withheld or delayed, and (ii) Purchaser shall not disclose the Purchase Price, unless in each case, as mutually agreed to in good faith by Purchaser and Seller or if disclosure is otherwise required by applicable Law or stock exchange regulation; provided, that, to the extent required by applicable Law or stock exchange regulation, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law or stock exchange regulation to consult with the other party with respect to the text thereof.

6.3 Use of Name. Seller hereby agrees that upon the Closing, the Company shall have the sole right to the use of the name “ManyCam”, and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs, or insignia related thereto or containing or comprising the foregoing, or otherwise used in the business of the Company, and the trademarks and service marks listed on Schedule 4.11(b) (collectively, the “Company Marks”), in each case to the extent that Seller or the Company have a right to use such Company Marks prior to the Closing. Following the Closing, Seller shall not, and shall not permit its respective Affiliates to, use such names or any substantially similar variation or simulation thereof or any of the Company Marks, other than in accordance with the terms of the License Agreement and subject to the limitations set forth therein.

6.4 Releases.

(a) Effective upon the Closing, Seller, on behalf of itself, its Affiliates and their respective beneficiaries, heirs, executors, administrators, successors and assigns (collectively, the “Seller Releasing Parties”) forever remises, releases and discharges the Company, Purchaser and their respective successors, assigns, officers, directors, and employees (and each of their respective heirs, executors and administrators acting in such capacities) (collectively, the “Purchaser and Company Released Parties”), of and from any and all claims, actions, matters, causes of action, in Law or in equity, Liabilities, suits, proceedings, arbitrations, mediations or other investigations, debts, Liens, Contracts, promises, accounts, sums of money, reckonings, bonds, bills, demands, damages, losses, costs, or expenses, whether direct or derivative, of any nature whatsoever, whether a claim, defense or offset, known or unknown, fixed or contingent, including any claim for indemnification or contribution (collectively, the “Claims”) that the Seller Releasing Parties, or any of them, now has or ever had, or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, against Purchaser and Company Released Parties, and each of them, so long as the matter, cause or thing giving rise to such Claim occurred at or prior to the Closing or otherwise relates to the Closing or any period from the beginning of time through the Closing, other than any Claims on account of Purchaser’s obligations under this Agreement and any Purchaser Document. Each Seller Releasing Party covenants and agrees that such Seller Releasing Party shall not commence, join in, or in any manner seek relief through any suit arising out of, based upon or relating to any Claim released hereunder, or in any manner (including by way of defense or offset) assert or cause or assist another to assert any Claims released hereunder. NOTWITHSTANDING ANYTHING CONTAINED IN THIS SECTION 6.4 TO THE CONTRARY, NOTHING HEREIN SHALL BE DEEMED TO RELEASE, WAIVE, MODIFY, AMEND, OR OTHERWISE AFFECT THE RIGHTS OR THE OBLIGATIONS, COVENANTS, OR COMMITMENTS OF SELLER RELEASING PARTIES OR PURCHASER AND COMPANY RELEASED PARTIES UNDER THIS AGREEMENT.

(b) Each Seller Releasing Party acknowledges, represents, and warrants that such Seller Releasing Party has had adequate disclosure of all facts necessary to make a knowing release of all Claims released hereunder. Effective for all purposes as of the Closing, each Seller Releasing Party waives and relinquishes any rights and benefits that such Seller Releasing Party may have under any statute or common law principle of any jurisdiction which provides, generally, that a general release does not extend to claims that a creditor does not know or suspect to exist in such Seller Releasing Party’s favor at the time of executing this Agreement, which if known by such Seller Releasing Party must have materially affected such Seller Releasing Party’s settlement with the debtor. Each Seller Releasing Party acknowledges that such Seller Releasing Party may hereafter discover facts in addition to or different from those which such Seller Releasing Party now knows or believes to be true with respect to the subject matter of this Section 6.4, but it is each such Seller Releasing Party’s intention to fully and finally and forever settle and release any and all matters, disputes and differences, known or unknown, suspected and unsuspected, which now exist, may exist or heretofore have existed between any Seller Releasing Party and any Purchaser and Company Released Party with respect to the subject matter of this Section 6.4 (subject to the exceptions set forth in this Section 6.4). In furtherance of this intention, the releases herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts. Each Seller Releasing Party covenants that such Seller Releasing Party has not assigned any Claims which are the subject of this Section 6.4.

6.5 Tax Matters.

(a) Payment of Taxes. Seller shall pay or cause to be paid (with reasonable assistance from the Company), all (i) Taxes of Seller; and (ii) Taxes of the Company (or any predecessor thereof) (A) for any Pre-Closing Tax Period, and (B) for the portion of any Straddle Period ending at the Effective Time (determined as provided in Section 6.5(b) below).

(b) Straddle Period Tax Allocation. In any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to Seller for the period up to and including the Effective Time, and (ii) to the Company for the period subsequent to the Effective Time; provided, that any Tax liability arising on the Closing Date that arises from an action of the Company caused by Seller that is not in the Ordinary Course of Business, shall be allocated to Seller. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a deemed closing of the books and records of the Company as of the Effective Time; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including, depreciation and amortization deductions) shall be allocated between the period ending on the Effective Time and the period after the Effective Time in proportion to the number of days in each such period. Notwithstanding the foregoing, property or ad valorem taxes or any other taxes applied on a periodic basis and attributable to a Straddle Period shall be allocated to the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(c) Tax Returns. Seller shall duly and timely make or prepare all Tax Returns for Seller and the Company for any Pre-Closing Tax Period at its sole expense in a manner consistent with prior practice. All Tax Returns prepared by Seller shall be submitted to Purchaser for approval at least 30 days before the date on which such Tax Return is required to be filed with the relevant Taxing Authority. No Tax Return shall be filed without the prior approval of Purchaser. Purchaser shall prepare and file all Tax Returns for any taxation year or fiscal period other than a Pre-Closing Tax Period.

(d) Tax Elections.

(i)   If it is determined that Seller or the Company has made an “excessive eligible dividend designation” (as defined in subsection 89(1) of the Tax Act), the applicable shareholders of Seller or the Company, as the case may be, hereby concur (or shall cause the recipient of the relevant dividend to concur) in the making of an election under subsection 185.1(2) of the Tax Act in respect of the portion of the dividend not exceeding the excessive eligible dividend election, and such election shall be made by Seller or the Company, as the case may be, in the manner and within the time prescribed by subsections 185.1(2) and 185.1(3) of the Tax Act.

(ii) If it is determined that Seller or the Company has made an election under subsection 83(2) of the Tax Act in respect of any dividend payable by it on shares of any class of its capital stock and such dividend exceeded the amount of the “capital dividend account” (as defined in the Tax Act) of Seller or the Company, as the case may be, immediately before the dividend became payable, the applicable shareholders of Seller or the Company, as the case may be, hereby concur (or shall cause the recipient of the relevant dividend to concur) in the making of an election under subsection 184(3) of the Tax Act in respect of such dividend.

6.6 Further Assurances. Following the Closing, and without further consideration, Seller will execute and deliver to Purchaser such further instruments of conveyance and transfer and take such additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence the Transactions.

6.7 Operation of Business Post-Closing. Purchaser hereby covenants to make commercially reasonable efforts to operate the Business in Canada for a period of at least one (1) year after the date hereof, it being understood that, except for the obligations otherwise provided for in Section 2.4, this Section 6.7 shall not restrict in any way how the Purchaser may elect to operate the Business in its sole discretion.

Article VII
INDEMNIFICATION

7.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Seller Document, Company Document or Purchaser Document shall survive the Closing for a period of eighteen months after the Closing Date (the “General Survival Period”); provided, that (a) the representations and warranties (w) of Seller set forth in Sections 3.1 (organization; authorization of agreement), 3.3 (ownership and transfer of purchased securities), 3.5 (financial advisors), 4.1 (organization and good standing), 4.2 (authorization of agreement), 4.4 (capitalization), 4.5 (no subsidiaries) and 4.21 (financial advisors), shall survive the Closing indefinitely, (x) of Seller and the Company set forth in Sections 4.8 (taxes) ), 4.9 (title to assets; tangible personal property), 4.13 (employee benefit plans), and 4.14 (labor) shall survive Closing for a period that extends until applicable statute of limitations plus sixty (60) days, (y) of Seller set forth in Section 4.17 (environmental matters) shall survive the Closing for a period of five (5) years, and (z) of Purchaser set forth in Sections 5.1 (organization and good standing), 5.2 (authorization of agreement) and 5.6 (financial advisors) (each of the representations and warranties listed in clauses (w) and (z), the “Fundamental Representations”) shall survive the Closing indefinitely (in each case, the “Survival Period”), and (b) any claim with respect to Fraud will survive and can be made by a Purchaser Indemnified Party or the Seller Indemnified Party, as applicable, indefinitely; provided, that any obligations under Sections 7.2(a)(i) and 7.2(b)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 7.3(a) before the termination of the applicable Survival Period. Notwithstanding anything to the contrary in this Section 7.1, the indemnification obligations pursuant to this Article VII shall not terminate with respect to any indemnification claim made by a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be, prior to the expiration of the applicable Survival Period until such claim is resolved. Notwithstanding anything to the contrary set forth herein, notice shall be deemed to have been duly delivered by Purchaser for all purposes under this Article VII with respect to the matters set forth in Section 7.2(a)(v).

7.2 Indemnification.

(a) From and after the Closing, subject to Sections 7.1, 7.4 and 7.5, Seller hereby agrees to indemnify and hold Purchaser, the Company, their Affiliates, and their respective directors, managers, officers, employees, equity holders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including reasonable costs of investigation and defense and attorneys’ and other professionals’ fees and including those arising under Environmental Law), whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”) based upon, attributable to or resulting from:

(i)   any breach or alleged breach of the representations or warranties made by Seller in this Agreement or in any Seller Document or Company Document;

(ii) any breach of any covenant or other agreement on the part of Seller under this Agreement or in any Seller Document or Company Document;

(iii) any Excluded Contract;

(iv)  the Excluded Liabilities;

(v) the Contribution Agreement or the Transactions; and

(vi)  the matters set forth on Schedule 7.2(a)(v).

(b) From and after the Closing and subject to Sections 7.1 and 7.4, Purchaser hereby agrees to indemnify and hold Seller, its Affiliates and its equity holders, directors, officers, employees, members, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon, attributable to or resulting from:

(i)   any breach or alleged breach of the representations or warranties made by Purchaser in this Agreement or in any Purchaser Document;

(ii) any breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document; and

(iii) the ownership, management or control of the Conveyed Assets after the Effective Time by the Purchaser, in each case, solely relating to facts, circumstances or occurrences that first arose following the Closing (for the avoidance of doubt, no claim for indemnification can by brought by a Seller Indemnified Party pursuant to this Section 7.2(b)(iii) if it relates to any fact, circumstance or occurrence that existed prior to the Closing).

(c) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, or in any Seller Document, Company Document or Purchaser Document shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

7.3 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VII, subject to the applicable Survival Period.

(b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 7.2 hereof (regardless of the limitations set forth in Section 7.4) (a “Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual material loss and prejudice as a result of such failure. Subject to the provisions of this Section 7.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder; provided, that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder, except in a situation where the indemnifying party must act expeditiously to avoid any material prejudice or loss of rights. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within five days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided, that the indemnifying party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.

(c) Notwithstanding anything to the contrary in this Agreement, the indemnified party shall be entitled to engage counsel of its choice (which counsel shall be reasonably acceptable to the indemnifying party) and assume the defense of or otherwise control the handling of a Third Party Claim, at the expense of the indemnifying party by providing reasonable prior notice to the indemnifying party if (i) so requested by the indemnifying party, (ii) in the good faith reasonable opinion of counsel to the indemnified party (to be provided in writing to the indemnifying party), a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such representation by the indemnified party advisable, (iii) such Third Party Claim is brought by a Governmental Body for violation of Law, (iv) such Third Party Claim seeks relief other than for monetary damages or would reasonably be expected to result in an injunction, writ or decree that would materially impact the Business, (v) such Third Party Claim would result in monetary Liability for which the indemnified party would not be fully reimbursed or (vi) such Third Party Claim would reasonably be expected to materially and adversely affect the ongoing business of the Company. Each Party agrees to provide reasonable access to each other Party to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 7.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the prior written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless (x) the claimant (or claimants) and such party provide to such other party an unqualified release from all Liability in respect of the Third Party Claim or (y) if such Third Party Claim is with respect to Taxes such settlement or compromise could not reasonably be expected to have an adverse effect on Purchaser or the Company. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(d) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party in accordance with Section 7.5.

7.4 Limitations on Indemnification for Breaches of Representations and Warranties.

(a) Seller shall not have any liability under Section 7.2(a)(i) hereof unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable hereunder exceeds $50,000 (the “Deductible”) and, in such event, Seller shall be required to pay the entire amount of all such Losses, including the Deductible; provided that the Deductible limitation shall not apply to Losses related to (x) the failure to be true and correct of any of the Fundamental Representations, or (y) any indemnification claim arising out of Fraud of Seller in this Agreement, or in any Seller Document or Company Document.

(b) Seller shall not be required to indemnify any Person under Section 7.2(a)(i) for an aggregate amount of Losses exceeding an amount equal to 25% of the Cash Payment (the “Cap”); provided that (x) there shall be no Cap with respect to Losses related to any indemnification claim arising out of Fraud of Seller in this Agreement, or in any Seller Document or Company Document, and (y) there shall be a Cap at the Purchase Price with respect to Losses related to the failure to be true and correct of any of the Fundamental Representations.

(c) Notwithstanding anything to the contrary in this Agreement, for purposes of calculating Losses hereunder related to failures of any representations or warranties of Seller or the Company or breaches of any covenants or agreements of Seller or the Company, any materiality, material adverse effect or similar qualifications or phrases contained herein that have the effect of making such representations, warranties, covenants or agreements less restrictive on Seller or the Company shall be disregarded.

(d) The rights and remedies that a Party may have against the other Party for a breach of any representation, warranty, covenant or obligation under this Agreement or any Seller Document, Company Document or Purchaser Document, as applicable, except for any Losses that are the result of fraud, are exclusively governed by this Agreement.

(e) Each indemnified party hereunder shall use all commercially reasonable efforts to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to such Losses, including incurring costs and expenses (but only to the minimum extent necessary to remedy the breach that gives rise to such Losses); provided that the costs and expenses reasonably incurred in connection with such mitigation shall constitute Losses subject to indemnification under this Article VII. The Purchaser and any Purchaser Indemnified Party shall use commercially reasonable efforts attempt to seek to recover any Losses under any insurance policies to the extent such remedies are reasonably available to the Purchaser and any Purchaser Indemnified Party.

(f)   The amount of any Losses subject to indemnification under this Article VII shall be calculated net of (i) any insurance proceeds actually received by the Purchaser and any Purchaser Indemnified Party on account of the matter giving rise to such Losses, and (ii) any indemnification payments made by any third party to the Purchaser and any Purchaser Indemnified Party on account of the matter giving rise to such Losses.

(g) Any liability for indemnification by Seller under this Agreement or any Seller Document, Company Document or Purchaser Document shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty or covenant.

7.5 Indemnity Payments; Right to Setoff.

(a) Any payment Seller is obligated to make to any Purchaser Indemnified Parties pursuant to this Article VII shall be paid by Seller by wire transfer of immediately available funds within five (5) Business Days after the date of the applicable event described in Section 7.3(d). If Seller breaches its obligation to pay any amount hereunder, such amount shall bear interest from and including the payment due date but excluding the date of payment at a rate per annum equal to the rate of interest published by The Wall Street Journal, Eastern Edition, from time to time as the “prime rate” at the large U.S. money center banks during the period from the Closing Date to the date of payment, with such interest payable at the same time as the payment to which it relates and calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(b) Without limiting any other rights or remedies available to it, Purchaser shall be entitled to offset any claim for a Loss by a Purchaser Indemnified Party pursuant to this Article VII or any payments due and payable to a Purchaser Indemnified Party pursuant to this Agreement against payments payable by any Purchaser Indemnified Party to any Seller Indemnified Party. Any good faith exercise of Purchaser’s right to setoff against any amounts due and payable pursuant to this Agreement shall not constitute a breach or an event of default under this Agreement.

7.6 Tax Matters.

(a) Seller hereby agrees to be liable for and to indemnify and hold the Purchaser Indemnified Parties harmless from and against, and pay to the Purchaser Indemnified Parties the amount of, any and all Losses respect of (i) all Taxes of the Company (or any predecessor thereof) (A) for any Pre-Closing Tax Period, and (B) for the portion of any Straddle Period ending at the Effective Time (determined as provided in Section 7.6(c)); (ii) the failure of any of the representations and warranties contained in Section 4.8 to be true and correct or the failure to perform any covenant contained in this Agreement with respect to Taxes; (iii) any failure by Seller to timely pay any and all Taxes required to be borne by Seller pursuant to Section 7.6(b) and (iv) all Taxes of Seller.

(b) Seller shall be liable for and shall pay (and shall indemnify and hold harmless the Purchaser Indemnified Parties against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Body (including any interest and penalties) in connection with the Transactions.

(c) Any dispute as to any matter covered by this Section 7.6 shall be resolved by an independent accounting firm mutually acceptable to Seller and Purchaser. The fees and expenses of such accounting firm shall be borne equally by Seller, on the one hand, and Purchaser on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct.

(d) Any claim for indemnity under this Section 7.6 may be made at any time prior to ninety (90) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

(e) The indemnification provided for in this Section 7.6 shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach of Section 4.8. In the event of a conflict between the provisions of this Section 7.6, on the one hand, and the provisions of Sections 7.1 through 7.4, on the other, the provisions of this Section 7.6 shall control.

7.7 Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnity payment made pursuant to this Article VII as an adjustment to the Purchase Price for all Tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Article VII (including this Section 7.7) is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

Article VIII
MISCELLANEOUS

8.1 Expenses. Except as otherwise expressly provided in this Agreement, Seller, on the one hand, and Purchaser, on the other hand, shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.

8.2 Specific Performance. The Parties acknowledge and agree that a breach of this Agreement following the Closing would cause irreparable damage and that the Parties will not have an adequate remedy at Law. Therefore, the obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

8.3 Submission to Jurisdiction; Consent to Service of Process.

(a) The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within New Castle County, Delaware over any dispute arising out of or relating to this Agreement or any of the Transactions, and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action, or proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.6.

8.4 Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and Exhibits hereto), the Seller Documents, the Company Documents and the Purchaser Documents represent the entire understanding and agreement among the Parties with respect to the subject matter hereof, supersede all prior oral discussions and written agreements among the Parties with respect to the subject matter hereof (including any term sheet or similar agreement or document relating to the Transactions), and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect. The Parties represent and acknowledge that in executing this Agreement, the parties did not rely, and have not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by any other Party, except as expressly contained in this Agreement; provided, that (a) Seller acknowledges that Purchaser relied on, among other things, the representations and warranties contained in this Agreement, the Seller Documents and the Company Documents, in deciding whether to enter into this Agreement, and (b) Purchaser acknowledges that Seller relied on, among other things, the representations and warranties contained in this Agreement and the Purchaser Documents, in deciding whether to enter into this Agreement. The Parties represent that they relied on their own judgment in entering into this Agreement. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy, including injunctive relief. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law or equity.

8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State, without reference to such State’s or any other state’s or other jurisdiction’s principles of conflict of laws.

8.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by electronic mail (with written confirmation of transmission), or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and emails (or to such other address or email as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Seller, to:

Visicom Media Inc.

6200 Taschereau #304

Brossard QC Canada J4W 3J8

Attn: Patrice Carrenard

Email: patricec@vmn.ne

With a copy to (which will not constitute notice):

Blue HF Legal LLP

500 St-Jacques Street, Suite 410,

Montreal, Quebec H2Y 1S1 Canada

Attn: Thomas Charest-Girard

Email: tcharest@blue-hf.com

If to Purchaser or, after the Closing, the Company, to:

Paltalk, Inc.

30 Jericho Executive Plaza, Suite 400E

Jericho, NY 11753

Attention: Chief Executive Officer

Email: jkatz@paltalk.com

with a copy to (which will not constitute notice):

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

Attention: Greg R. Samuel

Cameron Scales

Email: greg.samuel@haynesboone.com

cameron.scales@haynesboone.com

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, such provision shall be modified so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

8.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a Party except as provided below or as otherwise expressly provided herein. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party (by operation of Law or otherwise) without the prior written consent of Purchaser and Seller (such consent not to be unreasonably withheld) and any attempted assignment without the required consents shall be void. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

8.9 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equity holder, Affiliate, agent, attorney, or representative of Purchaser or its Affiliates shall have any liability for any obligations or liabilities of Purchaser under this Agreement or the Purchaser Documents of or for any claim based on, in respect of, or by reason of, the Transactions.

8.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that a signature is delivered by electronic transmission (including by e-mail delivery of a “.pdf” or other electronic format data file), such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” or other electronic format signature page were an original thereof.

8.11 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.12 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided in this Agreement, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference to “$” or “dollars” shall mean the legal tender of the United States.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. The Schedules to Articles III, IV and V shall be organized in parts corresponding to the numbering in such Articles with disclosures in each part specifically corresponding to or cross referencing a particular Section and subsection of such Articles. The disclosure of information on any Schedule will not be deemed to be disclosed on any other Schedule or to relate to any provision of the Agreement other than the particular Section or subsection to which such Schedule refers. It being understood however that any matter set forth in a section of the Schedules with respect to a particular representation and warranty in this Agreement shall be deemed an exception to any other representations and warranties in this Agreement to which it may relate so long as a specific cross-reference is included in the Schedule to which such information is responsive.

Gender and Number. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Except as otherwise expressly provided or unless the context otherwise requires, definitions shall be equally applicable to both the singular and plural forms of the terms defined.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to Sections, Schedules and Exhibits mean the Sections of, and Schedules and Exhibits attached to, this Agreement.

Herein. The words such as “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Made Available. The phrase “Made Available” means that an accurate, complete and unredacted copy of the information or documents (for the avoidance of doubt, including all amendments, waivers, exhibits and schedules thereto) is available for Purchaser to download in reviewable format in the Dropbox online data site established on behalf of the Company and Seller at least two (2) Business Days prior to the date of the execution of this Agreement and remains so available and reviewable through the date hereof.

References. References herein (i) to all accounting terms not otherwise defined herein have the meanings ascribed to them in accordance with GAAP, (ii) to Sections, Schedules and Exhibits mean the Sections of, and Schedules and Exhibits attached to, this Agreement, (iii) to an agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, including by waiver or consent, (iv) to a specific Law, or to specific provisions of Laws means such Law or specific provisions of Laws as amended, modified or supplemented from time to time and in effect on the Closing Date and includes any successor comparable Laws in effect on the Closing Date or provisions of Laws thereto in effect on the Closing Date and any rules and regulations promulgated thereunder in effect on the Closing Date, (v) to the phrase “to the extent” means “the degree by which” and not “if,” (vi) to the word “Agreement,” means this Agreement as amended or supplemented, together with all Exhibits and Schedules attached hereto or incorporated by reference and (vii) unless otherwise specified, the word “or” is used in the inclusive sense of “and/or.”

(b) The Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arms-length negotiations. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent, or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c) Except as specified herein, it is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties and covenants in this Agreement shall be construed to be cumulative and that each representation, warranty and covenant in this Agreement shall be given full separate and independent effect. Without limitation to the foregoing, except as otherwise expressly provided in this Agreement, nothing in any representation or warranty in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty made in this Agreement. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

8.13 General Consent to Transaction. Effective as of the Closing, Seller hereby waives any rights Seller may have as a holder of the Purchased Securities or other Company securities or arising from or relating to the transfers or Transactions (including any voting rights, preemptive rights, rights to repurchase, registration rights, rights of first refusal or similar rights or restrictions on transfer and any rights to receive notices, opinions or similar documentation in advance of or in connection with such transfers or Transactions, except as contemplated by this Agreement), whether such rights arise under or pursuant to the organizational documents of the Company, any Contract or applicable Law.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be entered into as of the date first written above.

PURCHASER:

MANYCAM ULC

By:	/s/ Jason Katz
Name:	Jason Katz
Title:	President

SELLER:

VISICOM MEDIA INC.

By:	/s/ Patrice Carrenard
Name:	Patrice Carrenard
Title:	President

COMPANY:

2434936 ALBERTA ULC

By:	/s/ Patrice Carrenard
Name:	Patrice Carrenard
Title:	President

SOLELY WITH RESPECT TO ITS OBLIGATIONS IN SECTION 2.4(g)

GUARANTOR:

PALTALK, INC.

By:	/s/ Jason Katz
Name:	Jason Katz
Title:	Chief Executive Officer

INDEX OF SCHEDULES

Schedule 2.7(e)	Directors and Officers of the Company

Schedule 2.7(f)	Consent of Third Parties

Schedule 3.2(b)	Consents, Filings and Notification to Third Parties

Schedule 4.3(a)	Conflicts

Schedule 4.3(b)	Consents, Filings and Notification to Third Parties

Schedule 4.4(a)	Ownership and Transfer of the Purchased Shares

Schedule 4.7	Absence of Certain Developments

Schedule 4.8(a)	Taxes

Schedule 4.9	Permitted Exceptions for Tangible Personal Property

Schedule 4.11(b)	Identified Intellectual Property

Schedule 4.11(c)	Owner of the Intellectual Property

Schedule 4.11(e)	Third-Party Intellectual Property and Licenses to Third Parties

Schedule 4.11(g)	Use of Open Source

Schedule 4.12(a)	Material Contracts

Schedule 4.15(a)	Litigation

Schedule 4.15(b)	Orders

Schedule 4.17	Environmental Matters

Schedule 4.19(b)	Vendors and Suppliers

Schedule 5.3(a)	Conflicts

Schedule 5.3(b)	Consents of Third Parties

Schedule 6.5(e)	Asset Allocation

Schedule 7.2(a)(v)	Specific Indemnification Matters